Exhibit 99.1
HF Foods Reports Second Quarter 2024 Financial Results
Increase in Net Revenue, Gross Profit, Gross Profit Margin, Net Income and Adjusted EBITDA
Pre-Recorded Earnings Call Webcast Available on Investor Relations Website
Las Vegas, NV – August 6, 2024 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading food distributor to Asian restaurants across the United States, reported its unaudited financial results for the second quarter and six months ended June 30, 2024.
Second Quarter 2024 Financial Results
•Net revenue increased 3.4% to $302.3 million compared to $292.3 million in the prior year.
•Gross profit increased 3.6% to $52.5 million compared to $50.7 million in the prior year. Gross profit margin increased to 17.4% from 17.3% in the prior year.
•Net income (loss) improved to net income of $0.2 million compared to net loss of $1.6 million in the prior year.
•Adjusted EBITDA increased 26.4% to $10.6 million compared to $8.4 million in the prior year.

Six Months 2024 Financial Results
•Net revenue increased 2.0% to $598.0 million compared to $586.2 million in the prior year.
•Gross profit increased 2.0% to $102.9 million compared to $100.8 million in the prior year. Gross profit margin of 17.2% was flat compared to the prior year.
•Net loss improved to $0.3 million compared to $7.4 million in the prior year.
•Adjusted EBITDA increased 36.6% to $19.3 million compared to $14.1 million in the prior year.
Management Commentary
“We are excited to report our second quarter results, in which we delivered improvements on all our key financial metrics,” said Peter Zhang, Chief Executive Officer of HF Foods. “We believe this is the result of the progress made through our operational transformation plan. For example, we recently restored a cross dock operation in our Northern California market which has enabled us to better serve our customers in the area. In addition, we launched our modern ERP solution at one distribution center, and expect the rest of our scheduled ERP implementation to be completed by the end of the year. We are extremely pleased to have settled the legacy SEC matter related to former HF Foods executives, in which the SEC credited the Company’s collaboration efforts throughout the matter. The management team and our board are fully aligned and excited about what the future holds. Our team’s remarkable execution of our transformation initiative, combined with the strong loyalty of our customers, reinforces our confidence that we are uniquely positioned to benefit from the growing Asian foodservice market in both the near and long term.”
Second Quarter 2024 Results
Net revenue was $302.3 million for the second quarter of 2024 compared to $292.3 million in the prior year period, an increase of $10.0 million, or 3.4%. The increase was primarily attributable to product cost inflation, volume increases and improved pricing in certain categories, such as chicken and seafood, partially offset by deflation in commodities, such as cooking oils, and the $3.1 million loss in revenue resulting from the exit of the Company’s chicken processing businesses in 2023.
Gross profit was $52.5 million compared to $50.7 million in the prior year period, an increase of $1.8 million, or 3.6%. The increase was primarily attributable to increased net revenue. Gross profit margin increased to 17.4% from 17.3% in the prior year period.

Distribution, selling and administrative expenses decreased by $2.4 million to $49.8 million, primarily due to a decrease of $5.5 million in professional fees, partially offset by higher payroll and related labor costs. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 16.5% from 17.9% in the prior year period primarily attributable to increased net revenue and lower professional fees, partially offset by payroll and related labor costs from increased headcount to support growth.
Net income (loss) improved to net income of $0.2 million compared to net loss of $1.6 million in the prior year period. The improvement was primarily driven by an increase in our income from operations of $4.2 million and the $5.3 million reversal of the lease guarantee liability, partially offset by the SEC settlement of $3.9 million, the decrease of the gain related to the fair value of interest rate swap contracts of $2.5 million and the increase of income tax expense of $1.4 million.
Adjusted EBITDA increased $2.2 million to $10.6 million compared to $8.4 million in the prior year, which was primarily due to the increase in income from operations.
Six Months 2024 Results
Net revenue was $598.0 million for the six months ended June 30, 2024 compared to $586.2 million in the prior year, an increase of $11.8 million, or 2.0%. The increase was primarily attributable to product cost inflation and improved pricing in certain categories, partially offset by the $5.8 million loss in revenue resulting from the exit of the Company’s chicken processing businesses in 2023.
Gross profit was $102.9 million compared to $100.8 million in the prior year period, an increase of $2.1 million, or 2.0%. The increase was primarily attributable to increased net revenue. Gross profit margin of 17.2% was flat compared to the prior year period.
Distribution, selling and administrative expenses decreased by $4.8 million to $100.3 million, primarily due to a decrease in professional fees of $8.4 million, partially offset by higher payroll and related labor costs. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 16.8% compared to 17.9% in the prior year period, primarily due to lower professional fees and increased net revenue, partially offset by payroll and related labor costs from increased headcount to support growth.
Net loss decreased to $0.3 million compared to a net loss of $7.4 million in the prior year. The decrease was primarily driven by an increase in income from operations of $6.9 million, the $5.3 million reversal of the lease guarantee liability and the increase of the gain related to the fair value of interest rate swap contracts of $2.2 million, partially offset by the SEC settlement of $3.9 million and the increase of income tax expense of $3.4 million.
Adjusted EBITDA increased $5.2 million to $19.3 million compared to $14.1 million in the prior year, which was primarily due to the increase in income from operations.
Cash Flow and Liquidity
Cash flow from operating activities decreased to $0.0 million for the six months ended June 30, 2024, compared to $8.7 million in the prior year. The decrease in cash flow from operating activities was primarily due to the timing of working capital outlays and the $3.9 million SEC settlement payment. As of June 30, 2024, the Company had a cash balance of $14.0 million and access to approximately $29.9 million in additional funds through its $100.0 million line of credit, subject to a borrowing base calculation.

Earnings Call and Webcast
A pre-recorded call and webcast with HF Foods’ management team discussing the results is now available on the Investor Relations section of the Company’s website at https://investors.hffoodsgroup.com/.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
HFFG Investor Relations
hffoodsgroup@icrinc.com
Forward-Looking Statements

All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Non-GAAP Financial Measures

Discussion of our results includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc., that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. may not be the same as similarly titled measures used by other companies in the industry. EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.

We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. is a useful measure of operating performance because it excludes certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its current Quarterly Report on Form 10Q, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash	$13,968	$15,232
Accounts receivable, net	51,415	47,832
Inventories	119,232	105,618
Other current assets	8,996	10,145
TOTAL CURRENT ASSETS	193,611	178,827
Property and equipment, net	143,538	133,136
Operating lease right-of-use assets	16,006	12,714
Long-term investments	2,390	2,388
Customer relationships, net	141,898	147,181
Trademarks, trade names and other intangibles, net	27,768	30,625
Goodwill	85,118	85,118
Other long-term assets	6,538	6,531
TOTAL ASSETS	$616,867	$596,520
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$6,452	$4,494
Line of credit	66,350	58,564
Accounts payable	63,148	52,014
Current portion of long-term debt, net	5,414	5,450
Current portion of obligations under finance leases	3,025	1,749
Current portion of obligations under operating leases	4,116	3,706
Accrued expenses and other liabilities	15,554	17,287
TOTAL CURRENT LIABILITIES	164,059	143,264
Long-term debt, net of current portion	106,000	108,711
Obligations under finance leases, non-current	17,434	11,229
Obligations under operating leases, non-current	12,219	9,414
Deferred tax liabilities	28,204	29,028
Other long-term liabilities	160	6,891
TOTAL LIABILITIES	328,076	308,537
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(7,750)	(7,750)
Additional paid-in capital	603,454	603,094
Accumulated deficit	(309,365)	(308,688)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	286,344	286,661
Noncontrolling interests	2,447	1,322
TOTAL SHAREHOLDERS’ EQUITY	288,791	287,983
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$616,867	$596,520

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$302,342	$292,312	$597,996	$586,167
Cost of revenue	249,877	241,646	495,120	485,329
Gross profit	52,465	50,666	102,876	100,838

Distribution, selling and administrative expenses	49,840	52,243	100,336	105,172
Income (loss) from operations	2,625	(1,577)	2,540	(4,334)

Other expenses (income):
Interest expense	3,119	2,847	5,953	5,715
Other expense (income), net	3,466	(127)	3,372	(355)
Change in fair value of interest rate swap contracts	(361)	(2,856)	(2,331)	(110)
Lease guarantee income	(5,433)	(90)	(5,548)	(210)
Total Other expenses (income), net	791	(226)	1,446	5,040
Income (loss) before income taxes	1,834	(1,351)	1,094	(9,374)

Income tax expense (benefit)	1,599	209	1,418	(2,017)
Net income (loss)	235	(1,560)	(324)	(7,357)
Less: net income (loss) attributable to noncontrolling interests	218	(710)	353	(574)
Net income (loss) attributable to HF Foods Group Inc.	$17	$(850)	$(677)	$(6,783)

Earnings (loss) per common share - basic	$0.00	$(0.02)	$(0.01)	$(0.13)
Earnings (loss) per common share - diluted	$0.00	$(0.02)	$(0.01)	$(0.13)

Weighted average shares - basic	52,585,715	54,046,328	52,370,842	53,935,178
Weighted average shares - diluted	52,661,119	54,046,328	52,370,842	53,935,178

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(324)	$(7,357)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	13,266	13,129
Asset impairment charges	—	1,200
Provision for credit losses	(40)	56
Deferred tax benefit	(824)	(1,324)
Change in fair value of interest rate swap contracts	(2,331)	(110)
Stock-based compensation	1,260	1,848
Non-cash lease expense	1,930	1,916
Lease guarantee income	(5,548)	(210)
Other non-cash expense	485	389
Changes in operating assets and liabilities:
Accounts receivable	(3,303)	(1,456)
Accounts receivable - related parties	(240)	(394)
Inventories	(13,614)	9,225
Prepaid expenses and other current assets	1,149	(3,545)
Other long-term assets	723	(1,519)
Accounts payable	10,880	(667)
Accounts payable - related parties	254	(659)
Operating lease liabilities	(2,007)	(1,765)
Accrued expenses and other liabilities	(1,733)	(25)
Net cash (used in) provided by operating activities	(17)	8,732
Cash flows from investing activities:
Purchase of property and equipment	(6,331)	(1,522)
Net cash used in investing activities	(6,331)	(1,522)
Cash flows from financing activities:
Payments for tax withholding related to vested stock awards	(128)	—
Checks issued not presented for payment	1,958	(1,072)
Proceeds from line of credit	735,717	594,916
Repayment of line of credit	(727,958)	(605,826)
Repayment of long-term debt	(2,768)	(3,172)
Repayment of obligations under finance leases	(1,737)	(1,399)
Net cash provided by (used in) financing activities	5,084	(16,553)
Net decrease in cash	(1,264)	(9,343)
Cash at beginning of the period	15,232	24,289
Cash at end of the period	$13,968	$14,946

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2024	2023	Change
Net income (loss)	$235	$(1,560)	$1,795
Interest expense	3,119	2,847	272
Income tax expense	1,599	209	1,390
Depreciation and amortization	6,590	6,440	150
EBITDA	11,543	7,936	3,607
Lease guarantee income	(5,433)	(90)	(5,343)
Change in fair value of interest rate swaps	(361)	(2,856)	2,495
Stock-based compensation expense	522	752	(230)
Business transformation costs (1)	130	160	(30)
SEC settlement	3,900	—	3,900
Other non-routine expense (2)	260	1,255	(995)
Asset impairment charges	—	1,200	(1,200)
Adjusted EBITDA	$10,561	$8,357	$2,204

	Six Months Ended June 30,
	2024	2023	Change
Net loss	$(324)	$(7,357)	$7,033
Interest expense	5,953	5,715	238
Income tax expense (benefit)	1,418	(2,017)	3,435
Depreciation and amortization	13,266	13,129	137
EBITDA	20,313	9,470	10,843
Lease guarantee income	(5,548)	(210)	(5,338)
Change in fair value of interest rate swaps	(2,331)	(110)	(2,221)
Stock-based compensation expense	1,260	1,848	(588)
Business transformation costs (1)	1,103	204	899
SEC settlement	3,900	—	3,900
Other non-routine expense (2)	566	1,704	(1,138)
Asset impairment charges	—	1,200	(1,200)
Adjusted EBITDA	$19,263	$14,106	$5,157
________________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2024	2023	Change
Net income (loss) attributable to HF Foods Group Inc.	$17	$(850)	$867
Amortization of intangibles	4,070	4,071	(1)
Lease guarantee income	(5,433)	(90)	(5,343)
Change in fair value of interest rate swaps	(361)	(2,856)	2,495
Stock-based compensation expense	522	752	(230)
Business transformation costs (1)	130	160	(30)
SEC settlement	3,900	—	3,900
Other non-routine expense (2)	260	1,255	(995)
Asset impairment charges	—	1,200	(1,200)
Aggregate adjustment for income taxes (3)	(776)	(966)	190
Non-GAAP net income attributable to HF Foods Group Inc.	$2,329	$2,676	$(347)

	Six Months Ended June 30,
	2024	2023	Change
Net loss attributable to HF Foods Group Inc.	$(677)	$(6,783)	$6,106
Amortization of intangibles	8,140	8,142	(2)
Lease guarantee income	(5,548)	(210)	(5,338)
Change in fair value of interest rate swaps	(2,331)	(110)	(2,221)
Stock-based compensation expense	1,260	1,848	(588)
Business transformation costs (1)	1,103	204	899
SEC settlement	3,900	—	3,900
Other non-routine expense (2)	566	1,704	(1,138)
Asset impairment charges	—	1,200	(1,200)
Aggregate adjustment for income taxes (3)	(1,781)	(2,747)	966
Non-GAAP net income attributable to HF Foods Group Inc.	$4,632	$3,248	$1,384
________________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.
(3)    Includes the income tax adjustments related to the business transformation costs and other non-routine expenses described in footnotes (1) and (2) above.